                                                                   Exhibit d(34)









                      SUB-INVESTMENT MANAGEMENT AGREEMENT

                                     AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                         GOLDMAN SACHS ASSET MANAGEMENT

                                      AND

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                      SUB-INVESTMENT MANAGEMENT AGREEMENT


   AGREEMENT made as of the _______day of August, 1999 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series"),Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co., a New York limited partnership ("Advisers"), and John Hancock Mutual Life Insurance Company, a Massachusetts corporation ("JHMLICO").

   WHEREAS, the Series is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

   WHEREAS, JHMLICO and Advisers are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

   WHEREAS, the Series is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

   WHEREAS, the Series offers shares in several classes, one of which is designated as the International Equity Portfolio (together with all other classes established by the Series, collectively referred to as the "Portfolios"), each of which pursues its investment objectives through separate investment policies; and

   WHEREAS, the Series has retained JHMLICO to render investment management services to the Series pursuant to an Investment Management Agreement dated as of July 28, 1999 (the "Investment Management Agreement"), pursuant to which it may contract with Advisers as a sub-manager as provided for herein;

   NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF SUB-MANAGER

   (a)  Subject Portfolio.  Advisers is hereby appointed and Advisers hereby
        -----------------
accepts the appointment to act as investment adviser and manager to the International Equity Portfolio (the "Subject Portfolio"), effective August __, 1999, for the period and on the terms herein set forth, for the compensation herein provided.

   (b)  Additional Subject Portfolios.  In the event that the Series and JHMLICO
        -----------------------------
desire to retain Advisers to render investment advisory services hereunder for any other Portfolio, they shall so notify Advisers in writing. If it is willing to render such services, Advisers shall notify the Series in writing, whereupon such Portfolio shall become a Subject Portfolio hereunder.

   (c)  Incumbency Certificates.  Advisers shall furnish to JHMLICO, immediately
        -----------------------
upon execution of this Agreement, a certificate of a senior officer of Advisers setting forth (by name and title, and including specimen signatures) those officers of Advisers who are authorized to make investment decisions for the Subject Portfolio pursuant to the provisions of this Agreement. Advisers shall promptly provide supplemental certificates in connection with each additional Subject Portfolio (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for any Subject Portfolio. On behalf of the Series, JHMLICO shall instruct the custodian for the Subject Portfolio to accept instructions with respect to the Subject Portfolio from the officers of Advisers so named.

   (d)  Independent Contractor.  Advisers shall for all purposes herein be
        ----------------------
deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Series.

   (e)  Advisers' Representations.  Advisers represents, warrants and agrees (i)
        -------------------------
that it is registered as an investment adviser under the Investment Advisers Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHMLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHMLICO of any material change in the senior management or ownership of Advisers, or of any change in the identity of the personnel who manage the Subject Portfolio, (iv) that it has adopted a code of ethics complying with the requirements of Rule 17j-1 of the Securities and Exchange Commission (the "SEC") under the 1940 Act and has provided true and complete copies of such code to the Series and to JHMLICO, and has adopted procedures designed to prevent violations of such code, and (v) that it has furnished the Series and JHMLICO each with a copy of Advisers' Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto.

2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

   Advisers will provide for the Subject Portfolio a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Portfolio, as established by the Series and JHMLICO. From time to time, JHMLICO or the Series may provide Advisers with additional or amended investment policies, guidelines and restrictions. Advisers, as sub-manager, will manage the investment and reinvestment of the assets in the Subject Portfolio, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHMLICO and the Board of Trustees of the Series, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Series' Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to Advisers in writing by JHMLICO or the Series from time to time). By its signature below, Advisers acknowledges receipt of a copy of the Series' Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

   Advisers will, at its own expense:

   (a) advise the Series in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Portfolio and, upon reasonable request, furnish the Series with research, economic and statistical data in connection with said Portfolio's investments and investment policies;

   (b) submit such reports and information as JHMLICO or the Series' Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Portfolio;

   (c) place orders for purchases and sales of portfolio investments for the Subject Portfolio;

   (d) give instructions to the Subject Portfolio's custodian concerning the delivery of securities and transfer of cash for the Subject Portfolio;

   (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Series, to the extent not maintained by the custodian, transfer agent or JHMLICO;

   (f) at the close of business each day, provide JHMLICO and the custodian with copies of trade tickets, electronic access to trade records, or other means to verify trade data received by the custodian from third parties for each transaction effected for the Subject Portfolio;

   (g) as soon as practicable following the end of each calendar month, provide JHMLICO with written statements showing all transactions effected for the Subject Portfolio during the month, a summary listing all investments held in such Portfolio as of the last day of the month, and such other information as JHMLICO may reasonably request in connection with the accounting services that JHMLICO provides for the Subject Portfolio; and

   (h) absent specific instructions to the contrary provided to it by JHMLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Portfolio in accordance with Advisers' proxy voting policy as most recently provided to JHMLICO.

   On its own initiative, Advisers will apprise JHMLICO and the Series of important political and economic developments materially affecting the marketplace or the Subject Portfolio, and will furnish JHMLICO and the Series' Board of Trustees from time to time such information as is appropriate for this purpose. Advisers will also make its personnel available in Boston or other reasonable locations as often as quarterly to discuss the Subject Portfolio and Advisers' management thereof, to educate JHMLICO sales personnel with respect thereto, and for such other purposes as the Series or JHMLICO may reasonably request.

   The Series and JHMLICO will provide timely information to Advisers regarding such matters as purchases and redemptions of shares in the Subject Portfolio and the cash requirements of, and cash available for investment in, the Portfolio. JHMLICO will timely provide Advisers with copies of monthly accounting statements for the Subject Portfolio, and such other information (including, without limitation, reports concerning the classification of Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for Advisers to perform its responsibilities hereunder. Without limiting the foregoing, JHMLICO will perform quarterly and annual tax compliance tests to measure whether the Subject Portfolio is in compliance with Subchapter M and Section 817(h) of the Internal Revenue Code. JHMLICO will apprise Advisers promptly after each tax quarter end of any non-compliance with the diversification requirements in such provisions of the Internal Revenue Code. If so apprised, Advisers will take prompt action to remedy any such non-compliance identified by JHMLICO and bring the Subject Portfolio back into compliance with such diversification provisions of the Internal Revenue Code.

3. ALLOCATION OF EXPENSES.

   Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Series specifically agrees to assume the expense of:

   (a) brokerage commissions for transactions in the portfolio investments of the Series and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

   (b)   custodian fees and expenses;

   (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series to federal, state or other governmental agencies; and

   (d)   interest payable on the Series' borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series and JHMLICO in the Investment Management Agreement or any other agreement to which they are parties.

4. SUB-ADVISORY FEES.

   For all of the services rendered with respect to the Subject Portfolio as herein provided, JHMLICO shall pay to Advisers a fee (for the payment of which the Series shall have no obligation or liability), based on the Current Net Assets of the Subject Portfolio, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Portfolio during any calendar month, the fee with respect to such Portfolio accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Portfolio's net assets as of the most recent preceding day for which the Subject Portfolio's net assets were computed.

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5. PORTFOLIO TRANSACTIONS.

   In connection with the investment and reinvestment of the assets of the Subject Portfolio, Advisers is authorized to select the brokers or dealers (including affiliated broker-dealers) that will execute purchase and sale transactions for the Portfolio and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. Advisers shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Portfolio and its shareholders, Advisers shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Portfolio or to Advisers, and who charge a higher commission rate to the Subject Portfolio than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Advisers shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

   Advisers will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Portfolio.

6. OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

   The Series shall own and control all records maintained hereunder by Advisers on the Series' behalf and, in the event of termination of this Agreement with respect to any Portfolio for any reason, all records relating to that Portfolio shall be promptly returned to the Series, free from any claim or retention of rights by Advisers, provided that (subject to the last paragraph of this Section
6) Advisers may retain copies of such records. Advisers also agrees, upon request of the Series, promptly to surrender such books and records or, at its expense, copies thereof, to the Series or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Series. Advisers further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2, and to supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. Advisers shall supply the Board of Trustees and officers of the Series and JHMLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Advisers.

   Advisers shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Series has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities, is required by applicable law, legal process or in connection with any litigation arising out of the subject matter of this Agreement, or is otherwise publicly disclosed and such public disclosure is not in breach of any confidentiality restriction.

7. LIABILITY; STANDARD OF CARE.

   No provision of this Agreement shall be deemed to protect Advisers or JHMLICO against any liability to the Series or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Series against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. Advisers shall employ only qualified personnel to manage the Subject Portfolio; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Portfolio and with the provisions of the Series' Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Portfolio (subject to the receipt of, and based upon the information contained in, periodic reports from JHMLICO or the custodian concerning the classification of Portfolio securities for such purposes) as a regulated investment company in accordance with Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Series; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Advisers shall not be obligated to perform any service not described in this Agreement, shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved, and shall not be obligated to comply with any applicable insurance laws and regulations unless previously notified thereof in writing by JHMLICO or the Series.

8. DURATION AND TERMINATION OF THIS AGREEMENT.

   (a)  Duration.  This Agreement shall become effective with respect to the
        --------
Subject Portfolio on the date hereof and, with respect to any additional Subject Portfolio, on the date of receipt by the Series of notice from Advisers in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Portfolio. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Portfolio and, with respect to each additional Subject Portfolio, until two years following the date on which such Portfolio becomes a Subject Portfolio hereunder, and shall continue in full force and effect thereafter with respect to each Subject Portfolio so long as such continuance with respect to any such Portfolio is approved at least annually (a) by either the Board of Trustees of the Series or by vote of a majority of the outstanding voting shares of such Portfolio, and (b) in either event by the vote of a majority of the trustees of the Series who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

   Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Portfolio shall be effective to continue this Agreement with respect to any such Portfolio notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Portfolio affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Series, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

   (b)  Termination. This Agreement may be terminated with respect to any
        -----------
Subject Portfolio at any time, without payment of any penalty, by the Series pursuant to a vote of the trustees of the Series or a vote of a majority of the outstanding shares of such Portfolio, which termination shall be effective immediately upon delivery of notice thereof to Advisers and JHMLICO (unless a later effective date is specified in such notice). This Agreement may be terminated by Advisers on at least ninety days' prior written notice to the Series and JHMLICO, and may be terminated by JHMLICO on at least ninety days' prior written notice to the Series and Advisers. In the event of any termination of this Agreement with respect to a Subject Portfolio, the parties agree to cooperate and to use reasonable efforts to effect the transition of daily management services for such Subject Portfolio from Advisers to JHMLICO (or to another sub-investment manager identified by JHMLICO); it being understood and agreed that Advisers shall not be liable for any loss, cost or expense (including without limitation any loss, cost or expense arising out of any termination pursuant to the first sentence of this Section 8(b) which is effective upon less than 30 days' prior written notice) incurred by the Series or by the Subject Portfolio arising out of any such termination and transition of daily management services, except as may be caused by Advisers' willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. On the effective date of any termination, Advisers shall cease its activities under this Agreement with respect to, and shall cease to be responsible for, the continuing management of any terminated Subject Portfolio.

   (c)  Automatic Termination.  This Agreement shall automatically and
        ---------------------
immediately terminate in the event of its assignment (other than as permitted pursuant to Section 15 below) or if the Investment Management Agreement is terminated.

9.  SERVICES NOT EXCLUSIVE; USE OF ADVISERS' NAME AND LOGO.

   The services of Advisers to the Series are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Advisers and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

   During the term of this Agreement, JHMLICO and the Series shall have the non-exclusive and non-transferable right to use Advisers' name and logo in all materials relating to the Subject Portfolio, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Series or the public. However, prior to distribution of any materials which refer to Advisers, JHMLICO shall consult with Advisers and shall furnish to Advisers a copy of such materials. Advisers agrees to cooperate with JHMLICO and to review such materials promptly. JHMLICO shall not distribute such materials if Advisers reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

10.  AVOIDANCE OF INCONSISTENT POSITION.

   In connection with the purchase and sale of portfolio securities of the Subject Portfolio, Advisers and its directors, officers and employees will not act as principal or agent or receive any commission, except as may be permitted under the 1940 Act, including but not limited to securities or futures transactions complying with Rule 17e-1 under the 1940 Act and joint repurchase transactions complying with the conditions of any exemptive order obtained by Advisers. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Portfolio with those for other registered investment companies or other clients managed by Advisers or its affiliates, if orders are allocated in a manner deemed equitable by Advisers among the accounts and at a price approximately averaged.

11.  AMENDMENT.

   No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Portfolio until approved specifically by (a) the Board of Trustees of the Series, or by vote of a majority of the outstanding shares of that Portfolio, and (b) by vote of a majority of those trustees of the Series who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.

   It is expressly agreed that the obligations of the Series hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Series personally, but only bind the trust property of the Series, as provided in the Series' Declaration of Trust.

13.  NOTICES

   Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

   ADVISERS:        Goldman Sachs Asset Management
                    One New York Plaza, 42nd Floor
                    New York, NY  10004
                    [Attention:  Daniel Dumont
                    Fax #:  212-902-2561]

   JHMLICO:         John Hancock Mutual Life Insurance Company
                    200 Clarendon Street
                    P.O. Box 111
                    Boston, MA  02117
                    Attention:  Raymond F. Skiba
                    Fax #:  617-375-4835

   SERIES:          John Hancock Variable Series Trust I
                    200 Clarendon Street
                    P.O. Box 111
                    Boston, MA  02117
                    Attention:  Raymond F. Skiba
                    Fax #:  617-375-4835

14.  GOVERNING LAW.

   This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.  ASSIGNMENT.

   This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

   ATTEST:                           JOHN HANCOCK VARIABLE SERIES
                                     TRUST I


                                     By:
---------------------                   -----------------
  Assistant Secretary                Title: Chairman and CEO

ATTEST:                              JOHN HANCOCK MUTUAL LIFE
                                     INSURANCE COMPANY


                                     By:
---------------------                   -----------------
  Assistant Secretary                Title: Vice President

ATTEST:                              GOLDMAN SACHS ASSET MANAGEMENT,
                                     a separate operating division of Goldman, Sachs & Co.


                                     By:
---------------------                   -----------------
                                     Title:



jee0354

                                   SCHEDULE I

                                      FEES
                                      ----


          Current Net Assets Under Management  Sub-Advisory Fee
          -----------------------------------  ----------------


          On the first $50,000,000             60 basis points (0.60%)
                                               per annum

          On the next $150,000,000             55 basis points (0.55%)
                                               per annum

          On amounts over $200,000,000         50 basis points (0.50%)
                                               per annum